UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported)  September 7, 2006
SUNTRON CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-49651	86-1038668

(State or Other Jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2401 WEST GRANDVIEW ROAD, PHOENIX, ARIZONA	85023

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (602) 789-6600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.
On September 7, 2006, Suntron Corporation (the “Company”) notified the employees at its Midwest contract manufacturing business unit located in Olathe, Kansas ( the “MWO”), that we have decided to transfer this business to other Suntron sites. We expect the relocation of MWO will be substantially completed in December 2006. MWO’s operations are conducted in a 60,000 square foot facility under a lease agreement that expires on May 31, 2007. The monthly rent payment (including executory costs) for this facility amounts to approximately $26,000, and we expect to record a lease exit charge for the remaining rental payments after the transfer of business is complete.
In connection with our relocation of MWO, we expect to incur retention costs in the aggregate amount of up to approximately $0.5 million that will be paid in cash in the fourth quarter of 2006. We expect to incur severance costs of up to approximately $0.4 million in September 2006 in connection with future cash payments to approximately 190 employees whose jobs will be phased out through December 2006. In addition, we expect to incur an aggregate of up to approximately $0.9 million in the fourth quarter of 2006 for expenses of moving inventory and equipment, employee relocation, recruiting and training, and costs associated with transitioning customer deliveries in a manner designed to avoid disruptions in customer orders. These costs will be paid in cash and charged to expense in the period in which they are incurred.
The Company will amend this report if it determines that estimates for these restructuring charges will vary materially from the estimates provided in this Report.

Item 9.01.		Financial Statements and Exhibits

	(a)	Financial Statements of Business Acquired. Not applicable.

	(b)	Pro Forma Financial Information. Not applicable.

	(c)	Exhibits. Not applicable.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNTRON CORPORATION
Date: September 8, 2006	By:	/s/ Thomas B. Sabol
Thomas B. Sabol
Chief Financial Officer